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                                                                    Exhibit 5.01

   Corning Incorporated                               William D. Eggers
   One Riverfront Plaza                               Senior Vice President
   Corning, New York 14831                            and General Counsel
       607.974.5656
       607.974.8656 fax

                                                              August 23, 2000


To the Board of Directors
Corning Incorporated

Ladies and Gentlemen:

      As General Counsel of Corning Incorporated (the "Company"), I am furnishing this opinion in connection with the Registration Statement (the "Registration Statement") on Form S-3 being filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, with respect to the proposed offering from time to time of up to $4,000,000,000 aggregate amount of (i) the Company's debt securities (the "Debt Securities"), (ii) shares of the Company's Preferred Stock, par value $100 per share (the "Preferred Shares"), which may be represented by depositary shares (the "Depositary Shares"), (iii) shares of the Company's Common Stock, par value $.50 per share (the "Common Shares"); (iv) warrants to purchase Debt Securities, Preferred Shares or Common Shares (the "Warrants"), (v) the guaranteed debt securities ("Guaranteed Debt Securities") of Corning Finance B.V., an indirect wholly-owned subsidiary of the Company, and (vi) the guarantee by the Company of any Guaranteed Debt Securities issued by Corning Finance B.V. pursuant to a Guarantee Agreement to be executed by the Company (the "Guarantees"). The Warrants, the Debt Securities, the Preferred Shares, the Depositary Shares, the Common Shares and the Guarantees are collectively referred to as the "Securities." Any Debt Securities and Preferred Shares may be convertible into or exchangeable for Common Shares or other Securities.

      The Debt Securities will be issued in one or more series pursuant to an Indenture (the "Indenture") dated as of __________ between the Company and The Chase Manhattan Bank (the "Trustee"), a form of which is filed as Exhibit 4.01 to the Registration Statement on Form S-3, Registration Nos. 333-81299 and 333-81299-01. The Guaranteed Debt Securities will be issued in one or more series pursuant to an Indenture (the "B.V. Indenture") dated as of __________ among Corning Finance B. V., The Chase Manhattan Bank (the "Trustee") and Corning Incorporated, a form of which is filed as Exhibit 4.02 to the Registration Statement on Form S-3, Registration Nos. 333-81299 and 333-81299-01. The Warrants will be issued under one or more warrant agreements (each, a "Warrant Agreement") to be entered into between the Company and a financial institution identified therein as warrant agent (each, a "Warrant Agent"). The Depositary Shares will be issued under one or more deposit agreements (each, a "Deposit Agreement") to be entered into between the Company and a financial institution identified therein as depositary (each, a "Depositary").

      I have examined the resolutions of the Board of Directors of the Company (the "Resolutions") authorizing the issuance, offering and sale of the Securities. I have also examined the originals, or copies identified to my satisfaction, of such corporate records of the Company and Corning Finance B.V., respectively; such other agreements and instruments, certificates of public officials and officers of the Company and Corning Finance B.V. and other persons; and such other documents as I have deemed necessary as a basis for the opinions hereinafter expressed.

      Based on the foregoing, and having regard for such legal considerations as I have deemed relevant, I am of the opinion that:

      1. The Indenture, when duly authorized, executed and delivered by the Company, assuming due authorization, execution and delivery thereof by the Trustee, will constitute a legally binding instrument of the Company enforceable against the Company in accordance with its terms.
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      2. The B.V. Indenture, when duly authorized, executed and delivered by
Corning Finance B.V., assuming due authorization, execution and delivery thereof by the Trustee, will constitute a legally binding instrument of Corning Finance B.V. enforceable against Corning Finance B.V. in accordance with its terms.

      3. The Debt Securities (including Debt Securities issuable upon conversion of or exchange for any Security or upon exercise of any Warrant) have been duly authorized and, when the final terms thereof have been duly established and approved, when duly executed by the Company, in each case pursuant to the authority granted in the Resolutions, when executed and authenticated in accordance with the Indenture and when delivered and paid for, will constitute legal, valid and binding obligations of the Company.

      4. The Preferred Shares (including Preferred Shares issuable upon conversion of or exchange for any Security), which may be represented by Depository Shares, have been duly authorized and, when the final terms thereof have been duly established and approved, certificates representing such Preferred Shares have been duly executed by the Company, in each case pursuant to the authority granted in the Resolutions, and when such certificates have been delivered and paid for, such shares will be legally issued, fully paid and non-assessable.

      5. The Deposit Agreements, when duly authorized and when executed and delivered by the Company and assuming due authorization, execution and delivery thereof by the applicable Depositary, will constitute legal, valid and binding instruments of the Company enforceable against the Company in accordance with their respective terms.

      6. The Common Shares (including Common Shares issuable upon conversion of or exchange for any Security) have been duly authorized and, when issued and delivered pursuant to the authority granted in the Resolutions and paid for, will be legally issued, fully paid and non-assessable.

      7. The Warrant Agreements, when duly authorized and when executed and delivered by the Company and assuming due authorization, execution and delivery thereof by the applicable Warrant Agent, will constitute legally binding instruments of the Company enforceable against the Company in accordance with their respective terms.

      8. The Warrants have been duly authorized and, when the final terms thereof have been duly established and approved, certificates representing such Warrants have been duly executed by the Company, in each case pursuant to the authority granted in the Resolutions, and when executed, countersigned in accordance with the applicable Warrant Agreement and when delivered and paid for, will constitute legal, valid and binding obligations of the Company.

      9. The Guaranteed Debt Securities, when duly executed and authenticated in accordance with the B.V. Indenture and when delivered and paid for, will have been duly authorized by, and will constitute legal, valid and binding obligations of, Corning Finance B.V.

      10. The Guarantees, when executed and delivered by the Company, will have been duly authorized and will constitute legally binding instruments of the Company enforceable against the Company in accordance with their respective terms.
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      The opinions set forth above are subject, as to enforcement, to (i)
bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or other similar laws relating to or affecting the enforcement of creditors' rights generally, and (ii) general equitable principles (regardless of whether enforcement is considered in a proceeding in equity or at law).

      I hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of my name under the heading "Validity of Securities" in the related prospectus.

                                          Very truly yours,

                                          /s/ William D. Eggers